Exhibit 99.2
FOR IMMEDIATE RELEASE
CKX, INC.
Media Contact: Sean Cassidy
212-981-5233
Ed Tagliaferri
212-981-5182
CKX Agrees to Revised Buy Out Offer from 19X
Tentative Settlement Reached in Stockholder Litigation
New York – May 28, 2008 – CKX, Inc. (NASDAQ: CKXE), announced today that its Board of Directors has reached an agreement in connection with the revised acquisition proposal made by 19X, Inc. on May 12, 2008 to modify certain terms of the pending agreement to acquire CKX. As previously disclosed by CKX, the sale of CKX will be accomplished through a merger with 19X, Inc., a private company owned and controlled by Robert F.X. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly-owned subsidiary of CKX. The revised terms, which are listed below, were reached following extensive negotiations among a Special Committee comprised of independent directors and representatives of 19X. The agreed upon terms which have been approved by the Company’s Board of Directors are reflected in an amendment to the merger agreement, the management cooperation agreement and a tentative settlement of the outstanding litigation.
The revised terms include the following:
•	19X will pay each CKX stockholder $12.00 per share in cash;

•	The outside deadline for closing the transaction has been extended to October 31, 2008;

•	19X has agreed to increase the break-up fee payable to CKX in the event that the merger is not completed by the new outside deadline by offering an additional $500,000 payable in cash, and by reducing the value of the stock, if any, used to pay the initial $37 million fee from $12.00 to $11.08 per share. As a result of the reduction in the attributed stock price, Mr. Sillerman, on behalf of 19X, would pay to CKX approximately 256,016 additional CKX shares as part of the break-up fee if 19X elected to pay in shares;

•	Stockholders holding at least 73% of CKX’s outstanding shares must vote in favor of the deal for the deal to be approved rather than 50%, as provided in the original transaction; and

•	CKX will conduct a new “go shop” period that will last not less than 45 and no more than 60 days, during which time the Special Committee, through its financial advisor, will actively solicit superior offers for the Company.
In addition, certain members of CKX management, including, among others, Messrs. Sillerman and Fuller, have agreed that if a superior proposal is made to CKX for a price greater than $12.00 per share, such management stockholders will pass along the amount in excess of $12.00 to all other CKX stockholders until the other CKX stockholders have received $13.25 per share, at which point those members of CKX management and the other CKX stockholders would share equally in any further excess amounts. By way of example, if a third party were to offer $12.50 for the Company, each management stockholder would continue to receive $12.00 per share, and the total amount above $12.00 that otherwise would have gone to such individuals ($0.50 per share) would be added to the $12.50 being received by the public stockholders.
Commenting on the series of transactions, Mr. Sillerman said, “Simon and I are pleased that, in this climate of market turmoil, we have agreed with the CKX Special Committee and with the plaintiffs in the current stockholder litigation to a revised transaction that delivers significant value to the CKX stockholders and provides for greater certainty of closing. We will press forward to a swift closing of the transaction and beginning CKX’s future as a private company.”
A memorandum of understanding has been signed by the Company and plaintiff’s counsel in the pending Del Shareholders lawsuit challenging the transaction reflecting the tentative settlement agreement and memorializing the terms described above. While the settlement remains subject to court approval, these terms are now definitively part of the transaction and represent the final terms, regardless of whether the settlement is ultimately finalized.
For more detailed information please see our Current Report on Form 8-K, which was filed today and may be obtained at the Company’s website at www.ckx.com as well as at the SEC’s web site at www.sec.gov.
About CKX, Inc.
CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. On June 1, 2007, CKX entered into a merger agreement with 19X, Inc., a private company owned and controlled by Mr. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly-owned subsidiary of CKX, that will result in the sale of CKX to 19X. For more information about CKX, Inc., visit its corporate website at www.ckx.com.
This communication is being made in respect of the proposed merger transaction involving CKX and 19X. In connection with the proposed merger, CKX will file with the Securities and Exchange Commission (SEC) a proxy statement and a Rule 13e-3 transaction statement on Schedule 13e-3. BEFORE MAKING A VOTING DECISION ABOUT THE PROPOSED TRANSACTION INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT, THE SCHEDULE 13e-3 AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement, the Schedule 13e-3 and other documents filed by CKX (when available) at the SEC’s Web site at http://www.sec.gov. The proxy statement, the Schedule 13e-3 and such other documents may also be obtained for free by directing such request to CKX, Inc. Investor Relations, 650 Madison Avenue, New York, New York 10022 or on the Company’s website at http://www.ckx.com.

CKX and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of the CKX’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available.